Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Nomura Holdings, Inc. and Nomura America Finance, LLC for the registration of senior debt securities of Nomura America Finance, LLC fully and unconditionally guaranteed by Nomura Holdings, Inc. and to the incorporation by reference therein of our report dated June 27, 2012, with respect to the consolidated financial statements of Nomura Research Institute, Ltd., included in the Annual Report (Form 20-F) of Nomura Holdings, Inc. for the year ended March 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

September 19, 2013